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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               MILSTEIN, PHILIP L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                               5 EAST 42ND STREET
--------------------------------------------------------------------------------
                                    (Stree

                               NEW YORK, NY 10017
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   (City)                            (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                       THE MARCUS CORPORATION (NYSE: MCS)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                OCTOBER 10, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.             6.
                                      2A.                    4.                              Amount of      Owner-
                                      Deemed                 Securities Acquired (A) or      Securities     ship
                         2.           Execution 3.           Disposed of (D)                 Beneficially   Form:         7.
                         Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct        Nature of
                         Date         any       Code         ------------------------------- ing Reported   (D) or        Indirect
1.                       (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect      Beneficial
Title of Security        Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)           Ownership
(Instr. 3)               Year)        Year)      Code     V                  (D)             and 4)         (Instr.4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              10/10/02               A                 392        A     (2)       53,333         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                    No Change                      2,000         I          By Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                    No Change                      8,100         I              By
                                                                                                                        Children(1)
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Common Stock                                                    No Change                      5,625         I           By Self as
                                                                                                                         Trustee for
                                                                                                                         Abby Black
                                                                                                                         Elbaum (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                    No Change                     57,500         I          By Self as
                                                                                                                          Trustee
                                                                                                                          for PLM
                                                                                                                       Foundation(1)
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                                            No Change                     62,055         I          As Partner
                                                                                                                       of Northmon
                                                                                                                      Investment Co.
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Class B Common Stock                                            No Change                     39,601         D
====================================================================================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
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control number.

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                            9.        10.
                                                                                                            Number    Owner-
                                                   5.                                                       of Deriv- ship
                                                   Number of                                                ative     Form
                2.                                 Deriva-                                                  Securi-   of
                Conver-                            tive                           7.                        ties      Deriv-  11.
                sion                               Securi-                        Title and Amount          Benefi-   ative   Nature
                or                3A.              ties       6.                  of Underlying     8.      cially    Secur-  of
                Exer-             Deemed  4.       Acquired   Date                Securities        Price   Owned     ity:    In-
                cise      3.      Execu-  Trans-   (A) or     Exercisable and     (Instr. 3 and 4)  of      Follow-   Direct  direct
                Price     Trans-  tion    action   Disposed   Expiration Date     ----------------  Deriv-  ing       (D) or  Bene-
1.              of        action  Date,   Code     of(D)      (Month/Day/Year)              Amount  ative   Reported  In-     ficial
Title of        Deriv-    Date    if any  (Instr.  (Instr 3,  -----------------             or      Secur-  Transac-  direct  Owner-
Derivative      ative     (Month/ (Month/ 8)       4 and 5)   Date      Expira-             Number  ity     tion(s)   (I)     ship
Security        Secur-    Day/    Day/    ------   ---------  Exer-     tion                of      (Instr. (Instr.   (Instr  (Instr
(Instr. 3)      ity       Year)   Year)   Code V   (A)  (D)   cisable   Date      Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option    $14.25      No                                 Immed.   12/18/05    *       1,500   (2)    1,500       D
(Right to Buy)            Change
------------------------------------------------------------------------------------------------------------------------------------
Stock Option    $16.3334    No                                 Immed.    5/29/07    *         750   (2)      750       D
(Right to Buy)            Change
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Stock Option    $18.125     No                                 Immed.    5/28/08    *         500   (2)      500       D
(Right to Buy)            Change
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Stock Option    $12.75      No                                 Immed.    5/27/09    *         500   (2)      500       D
(Right to Buy)            Change
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Stock Option    $11.00      No                                 Immed.    5/25/10    *         500   (2)      500       D
(Right to Buy)            Change
------------------------------------------------------------------------------------------------------------------------------------
Stock Option    $14.30      No                                 Immed.    5/31/11    *         500   (2)      500       D
(Right to Buy)            Change
------------------------------------------------------------------------------------------------------------------------------------
Stock Option    $13.14      No                                 Immed.    5/30/12    *         500   (2)      500       D
(Right to Buy)            Change
====================================================================================================================================
Explanation of Responses:
 *   Common Stock
(1)  The undersigned disclaims any beneficial interest in shares owned by his wife, children, held by him as trustee for
     Ms. Abby Black Elbaum, or held by him as trustee for PLM Foundation.
(2)  Grant by Issuer in consideration of service as a director.


PHILIP L. MILSTEIN

/s/ Ralph J. Gundrum                                                                                10-14-02
---------------------------------------------                                                -----------------------
**Signature of Reporting Person                                                                       Date
By Ralph J. Gundrum, attorney-in-fact

**     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                    Page 2